Exhibit 99.1

Source: Empire Energy Corporation International

For more information, contact: +1(913)469-5615

Malcolm Bendall, President

Renner Business Center

16801 West 116th Street

Lenexa, KS 66219-9603

U.S.A.

EMPIRE RECEIVES UP TO $12M FINANCING COMMITMENT FOR DISCOVERY DRILLING PROGRAM AND SEISMIC SURVEY

LENEXA, Kan.—(BUSINESS WIRE)—November 15, 2006—Empire Energy Corporation International (Empire) (OTCBB:EEGC—News) and its wholly owned subsidiary, Great South Land Minerals Limited (GSLM) have entered into a financing arrangement with Wind City, Inc (Wind City), a Delaware Corporation, which is intended to provide the necessary funds for additional seismic work and a fourteen well drilling program on its Special Exploration License (SEL) 13/98 in Tasmania commencing in 2007. Initially, a $4 million US note will be issued by GSLM to Wind City with attendant warrants issued by Empire that could provide $12 million US to Empire if the warrants are subsequently exercised.

When completed, the proposed 2007 and 2008 program will bring the total Accrued Expenditure to meet License Conditions on the tenement SEL 13/98 to over AUD $40 million. Wind City has purchased a new state of the art Speedstar 185K 8-10,000 foot oil and gas drill rig for the drilling program. This drill rig is expected to be shipped immediately to Tasmania from the United States when it is completed. The rig was ordered over one year ago and has been delayed due to increased demand for oil field equipment over the past few years. GSLM will have an option to purchase the drill rig at a pre-determined price as part of the over all agreement with Wind City.

Empire/GSLM had planned to commence drilling in August of 2006, however delays in the issuance of the necessary licenses by the Australian Government as well as delay in shipment of the drill rig have caused the schedule to be moved back. We now have identified and obtained the necessary licenses for a number of sites and plan to begin drilling in early 2007.

Malcolm Bendall, CEO of Empire stated, “this is the culmination of a lot of hard work by many people who had the vision to pursue exploration for oil and gas in Tasmania and it is now becoming reality. It will be exciting to begin drilling and the additional prospect definition seismic work will more fully define the licensed area and identify additional drilling targets.”

In total, Empire and its seismic contractor, West-Australian based Terrex Seismic, have completed 810 line kilometers of 2D seismic to date including 150 line kilometers acquired earlier this year before adverse weather conditions caused suspension of the work. An additional 700 line kilometers of seismic data will be completed under the current program bringing the total expenditure for seismic work this year to AUD $6.25 million.

Brian Caffyn, President of Wind City said, “Wind City is pleased to be involved in this exciting opportunity. We will provide funding and a turnkey drilling program to Empire and believe the potential to be enormous. A four year, federally funded study by the University of Tasmania found that more than three billion barrels of oil equivalent may be potentially recoverable from on-shore Tasmania.”

Michael Roberts, of joint venture partner MR Associates, said, “I strongly welcome any initiatives that result in oil and gas activities in Tasmania as it is a great opportunity to develop a new and valuable resource.”

Based on the new seismic date acquired, Empire has applied for a new SEL covering 10,000 Sq. kilometers to the east of SEL 13/98 with the intention of drilling several exploration wells later next year.

In addition, Bendall announced that David C. Owen has agreed to join the board of directors of Empire as non-executive Chairman. Mr. Owen is the former Lt. Governor of Kansas and is currently CEO of ICOP Digital, Inc, a public company engaged in surveillance technology. He formerly worked as an investment banker with Stephens, Inc of Little Rock Arkansas and has extensive experience in oil and gas exploration and development financing.

This press release contains forward-looking statements based on our current expectations about our company and our industry. You can identify these forward-looking statements when you see us using the words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein and Empire’s ability to successfully acquire reserves and produce its resources among other issues. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.